Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 16, 2004, accompanying the consolidated financial statements of Savient Pharmaceuticals, Inc. as of and for the years ended December 31, 2002 and 2003 included in the Annual Report of Savient Pharmaceuticals, Inc. on Form 10-K for the year ended December 31, 2003.  We hereby consent to the incorporation by reference of said report in the registration statements No. 33-51202, 33-83904, 33-69870, 33-41591, 33-41593, 333-36121, 333-33073, 333-33075, 333-64541, and 333-87344 on Form S-8 of Savient Pharmaceuticals, Inc.

/s/ Grant Thornton LLP
New York, New York
March 12, 2004